UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1 )

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ACE Limited

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL GENERAL MEETING

April 21, 2005

Hamilton, Bermuda

TO THE SHAREHOLDERS OF ACE LIMITED:

The Annual General Meeting of ACE Limited (the “Company”) will be held on Thursday, May 26, 2005, at 8:00 a.m. at ACE Global Headquarters, 17 Woodbourne Avenue, Hamilton, Bermuda, for the following purposes:

1.	To elect two directors to hold office until 2008;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2005; and

3.	To transact such other business, if any, as lawfully may be brought before the meeting.

Only shareholders of record, as shown by the transfer books of the Company, at the close of business on April 8, 2005, are entitled to notice of, and to vote at, the Annual General Meeting.

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. YOU MAY ALSO VOTE OVER THE INTERNET OR BY TELEPHONE FOLLOWING THE VOTING INSTRUCTIONS PROVIDED ON THE ACCOMPANYING PROXY CARD. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, THE PROPOSAL BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE PROXY STATEMENT ON THE FOLLOWING PAGES.

By Order of the Board of Directors,

Brian Duperreault

Chairman

ACE LIMITED

ACE Global Headquarters

17 Woodbourne Avenue

Hamilton HM 08 Bermuda

April 21, 2005

PROXY STATEMENT

The Board of Directors of ACE Limited (the “Company”) is soliciting the accompanying proxy to be voted at the Annual General Meeting of the Company to be held at 8:00 a.m. on Thursday, May 26, 2005, at ACE Global Headquarters, 17 Woodbourne Avenue, Hamilton, Bermuda, and at any adjournments thereof. When the proxy is properly executed and returned, the Ordinary Shares it represents will, subject to any direction to the contrary, be voted at the meeting in favor of the matters specified in the “Notice of Annual General Meeting” attached hereto.

Any shareholder giving a proxy may revoke it prior to its exercise by providing the Secretary of the Company with written notice of revocation, by voting in person at the Annual General Meeting or by executing a later-dated proxy; provided, however, that the action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

Only holders of Ordinary Shares of record as of the close of business on April 8, 2005 will be entitled to vote at the meeting. As of the close of business on April 8, 2005, there were outstanding 287,382,160 Ordinary Shares of the Company entitled to vote at the meeting, with each Ordinary Share entitling the holder of record on such date to one vote (except that if, and so long as, the Controlled Shares (defined generally to include all shares of the Company directly, indirectly or constructively owned or beneficially owned by any person or group of persons) of any person constitute 10% or more of the issued Ordinary Shares, the voting rights with respect to the Controlled Shares owned by such person will be limited, in the aggregate, to a voting power of approximately 10%, pursuant to a formula specified in the Company’s Amended and Restated Articles of Association (the “Articles”)).

The election of each nominee for director and the ratification of the appointment of PricewaterhouseCoopers LLP require the affirmative vote of a majority of the votes cast on such proposal at the Annual General Meeting, provided there is a quorum (consisting of not less than six shareholders present in person or by proxy holding at least 50% of the issued and outstanding shares entitled to vote at the Annual General Meeting) at the meeting. The Company will appoint one or more inspectors of election to count votes cast in person or by proxy. Ordinary Shares owned by shareholders electing to abstain from voting with respect to any proposal and “broker non-votes” will be counted towards the presence of a quorum but will not be considered present and voting with respect to elections of directors or other matters to be voted upon at the Annual General Meeting. Therefore, abstentions and “broker non-votes” will have no effect on the outcome of the proposals to elect directors or to ratify the appointment of the Company’s independent accountants.

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2004 accompanies this Proxy Statement.

This Proxy Statement, the attached Notice of Annual General Meeting and the accompanying proxy card are first being mailed to shareholders on or about April 26, 2005.

The Company knows of no specific matter to be brought before the Annual General Meeting which is not referred to in the attached Notice of Annual General Meeting. If any such matter comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote proxies in accordance with their judgment.

ELECTION OF DIRECTORS

(Item A on Proxy Card)

The Company’s Articles provide that the Company’s Board of Directors shall be divided into three classes with the terms of office of each class ending in successive years. The Company’s Articles provide for a maximum of 20 directors and empower the Board of Directors to fix the exact number of directors and appoint persons to fill any vacancies on the Board until the next Annual General Meeting.

Following recommendation from the Nominating & Governance Committee, the Company’s Board of Directors has nominated Evan G. Greenberg and John A. Krol for election as directors of the Company to serve three-year terms to expire at the Annual General Meeting in 2008 and until their respective successors shall have been elected and shall have qualified. Each of these individuals is currently serving as a director of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS OF THE COMPANY.

It is the intention of the persons named as proxies, subject to any direction to the contrary, to vote in favor of the candidates nominated by the Board of Directors. If any one or more of the nominees is unable or unwilling to serve, the proxies will, subject to any direction to the contrary, be voted for such other person or persons as the Board of Directors may recommend.

Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual General Meeting is set forth below.

Nominees for Election to Terms Expiring in 2008

Evan G. Greenberg, age 50, has been a director of the Company since 2002. Mr. Greenberg was appointed to the position of President and Chief Executive Officer of the Company in May 2004. Mr. Greenberg was appointed President and Chief Operating Officer of the Company in June 2003. Mr. Greenberg joined the Company as Vice Chairman, ACE Limited and Chief Executive Officer of ACE Tempest Re, in November 2001. In April 2002, Mr. Greenberg was appointed to the position of Chief Executive Officer of ACE Overseas General. Prior to joining the Company, Mr. Greenberg was most recently President and Chief Operating Officer of American International Group (“AIG”), from 1997 until 2000. From 1975 until 1997, Mr. Greenberg held a variety of senior management positions at AIG including Chief Operating Officer of American International Underwriters Inc. (“AIU”), AIG’s foreign general insurance organization, and President and Chief Executive Officer of AIU.

John A. Krol, age 68, has been a director of the Company since August 2001. Mr. Krol retired as Chairman and Chief Executive Officer of E.I. du Pont de Nemours and Company (chemicals, fibers, petroleum, life sciences and diversified business) in 1998. Mr. Krol is a member of the board of directors of MeadWestvaco Corporation, Milliken & Company and Tyco International Ltd., the advisory boards of Teijin Limited and the Bechtel Corporation and the Board of Trustees of the University of Delaware and serves as trustee emeritus for Tufts University.

Directors Whose Terms of Office Will Continue after this Meeting

Directors Whose Terms Expire in 2006

Michael G. Atieh, age 51, has been a director of the Company since September 1991. Mr. Atieh served as Group President of Dendrite International, Inc. (technology and services) from January 2002 to February 2004, Senior Vice President and Chief Financial Officer of Dendrite International, Inc. from October 2000 to December 2001, as Vice President, U.S. Human Health, a division of Merck & Co., Inc. (“Merck”) (pharmaceuticals) from

January 1999 to September 2000, as Senior Vice President—Merck-Medco Managed Care, L.L.C. (managed health care), an indirect wholly-owned subsidiary of Merck from April 1994 to December 1998, as Vice President—Public Affairs of Merck from January 1994 to April 1994 and as Treasurer of Merck from April 1990 to December 1993. Mr. Atieh also serves on the Board of Directors of OSI Pharmaceuticals, Inc. and chairs the audit committee of that company.

Bruce L. Crockett, age 61, has been a director of the Company since May 1995. Mr. Crockett is chairman of Crockett Technologies Associates (consulting) and a private investor. Mr. Crockett served as President and Chief Executive Officer of COMSAT Corporation (“COMSAT”) (information services) from February 1992 until July 1996 and as President and Chief Operating Officer of COMSAT from April 1991 to February 1992. As an employee of COMSAT since 1980, Mr. Crockett held various other operational and financial positions including Vice President and Chief Financial Officer. Mr. Crockett is Chairman of the AIM Family of Mutual Funds, and is Chairman of the Board of Captaris, Inc. Mr. Crockett is also a senior trustee of the University of Rochester.

Thomas J. Neff, age 67, has been a director of the Company since May 1997. Mr. Neff has been with Spencer Stuart & Associates, N.A. (executive search consulting) since 1976 serving as President of the worldwide firm from 1979 to 1996. Since 1996, Mr. Neff has served as Chairman of Spencer Stuart, U.S. Mr. Neff is a director of Hewitt Associates Inc. where he serves on the Compensation and Leadership Committee and the Governance Committee. He is a director of various mutual funds managed by Lord, Abbett & Co. Mr. Neff is a member of the Board of Trustees of Lafayette College.

Robert W. Staley, age 70, has been a director of the Company since January 1986. Mr. Staley retired March 1, 2000 as an officer and director of Emerson Electric Co. (“Emerson”) (electric equipment) where he had been employed since 1975, serving as Vice Chairman since November 1988. Mr. Staley continues to serve Emerson as a Senior Advisor. Mr. Staley is also a trustee emeritus of Cornell University and is the chairman of the Board of Trustees of Ranken Technical College.

Gary M. Stuart, age 64, has been a director of the Company since March 1988. Mr. Stuart served as Chief Financial Officer of Optimum Logistics Inc. (logistics services) from August 2000 through August 2001. From 1981 until November 1999, Mr. Stuart was an employee of Union Pacific Corporation (transportation), serving as its Executive Vice President and Chief Financial Officer from June 1998 through November 1999 and as its Vice President and Treasurer from January 1990 through May 1999. Mr. Stuart was on the adjunct faculty of the School of Business at Fairfield University from January through May 2000 and is a member of its Advisory Council.

Directors Whose Terms Expire in 2007

Brian Duperreault, age 57, has been a director of the Company since October 1994. In May 2004, Mr. Duperreault relinquished the office of the Chief Executive Officer of the Company, remaining as Chairman of the Company. Mr. Duperreault served as Chairman and Chief Executive Officer of the Company from November 1999 through May 2004 and as Chairman, President and Chief Executive Officer of the Company from October 1994 through November 1999. Prior to joining the Company, Mr. Duperreault had been employed with AIG since 1973 and served in various senior executive positions with AIG and its affiliates from 1978 until September 1994, including as Executive Vice President, Foreign General Insurance and, concurrently, as Chairman and Chief Executive Officer of AIU from April 1994 to September 1994. Mr. Duperreault was President of AIU from 1991 to April 1994, and Chief Executive Officer of AIG affiliates in Japan and Korea from 1989 until 1991. Mr. Duperreault serves as a member of The American Academy of Actuaries, a member of the Board of Trustees of Saint Joseph’s University, a member of the Board of Trustees of The Peter J. Tobin College of Business, School of Risk Management, Insurance and Actuarial Science, St. John’s University, a director of the Bank of N.T. Butterfield & Son, Ltd. and a director of Tyco International Ltd.

Robert M. Hernandez, age 60, has been a director of the Company since September 1985. Mr. Hernandez is Chairman of the Board of RTI International Metals, Inc. (metals) and has served on the Board of Directors of that company since 1990. Mr. Hernandez served as Vice Chairman, Director and Chief Financial Officer of USX Corporation (“USX”) (energy and steel) from December 1994 to December 2001, as Executive Vice President—Accounting & Finance and Chief Financial Officer of USX from November 1991 until November 1994 and as Senior Vice President—Finance & Treasurer from October 1990 to October 1991. Mr. Hernandez was President and Chief Operating Officer of the US Diversified Group of USX from May 1989 until October 1990. Mr. Hernandez is Vice Chairman, Board of Trustees of the BlackRock Funds and a Director of the Eastman Chemical Company.

Peter Menikoff, age 64, has been a director of the Company since January 1986. Mr. Menikoff is currently a private investor and most recently he was the Interim Chief Financial Officer of Vlasic Foods International Inc. (foods) from February 2000 to May 2001. Mr. Menikoff served as President and Chief Executive Officer of CONEMSCO, Inc. (oil and gas drilling/production supplies, services and equipment) from April 1997 until June 1998. Mr. Menikoff served as Executive Vice President and Chief Administrative Officer of Tenneco Energy Corporation (energy) from June 1995 to April 1997. Mr. Menikoff served as a Senior Vice President of Tenneco, Inc. (diversified industrial) from June 1994 until April 1997. Mr. Menikoff served as Executive Vice President of Case Corporation (agricultural and construction equipment), a subsidiary of Tenneco, Inc., from November 1991 to June 1994. Mr. Menikoff served as Treasurer of Tenneco, Inc. from May 1989 to November 1991.

Robert Ripp, age 63, has been a director of the Company since December 1991. Mr. Ripp is Chairman of the Board and a director of Lightpath Technologies Inc. (fiber optics components manufacturing), a Nasdaq listed company. Mr. Ripp also serves as a director of PPG Industries, Inc. (glass and coating manufacturer) and Safeguard Scientifics, Inc. (information technology and life science solution provider), both of which are NYSE listed companies. Mr. Ripp served as Director, Chairman and Chief Executive Officer of AMP Incorporated (electrical connectors) from August 1998 through May 1999. Mr. Ripp served as Vice President and Chief Financial Officer of AMP Incorporated from August 1994 through July 1998, as Vice President and Treasurer of International Business Machines Corporation (electronic computer equipment) from July 1989 through September 1993.

Dermot F. Smurfit, age 60, has been a director of the Company since August 1997. Mr. Smurfit is currently Chairman of Smurfit Europe (paper, paperboard and packaging). He was Joint Deputy Chairman of Jefferson Smurfit Group plc (“Jefferson Smurfit”) from January 1984 until January 2003, Chairman and Chief Executive of Jefferson Smurfit’s continental European operations from 1994 to 1997, Director of Sales and Marketing since 1997, and has held a number of other senior positions with Jefferson Smurfit. Mr. Smurfit is a member of the Board of Confederation of European Paper Industries, Chairman of the World Containerboard Organisation, Chairman of Eurolink Motorway Operations Ltd. (toll road operator), Chairman of Anker PLC, an AIM listed company (electronic point of sale), Chairman of Powerflute OY (paper manufacturing) and President of the Federation European Fabrication Carton Ondule.

There are no arrangements or understandings between any director and any other person pursuant to which any director was or is selected as a director or nominee.

Director Independence

The Board has determined that the following directors are independent under the revised listing standards of the New York Stock Exchange (the “NYSE”): Michael G. Atieh, Bruce L. Crockett, Robert M. Hernandez, John A. Krol, Peter Menikoff, Thomas J. Neff, Robert Ripp, Walter A. Scott (who will be retiring from the Board when his term expires at the Annual General Meeting on May 26, 2005), Dermot F. Smurfit, Robert W. Staley and Gary Stuart. These independent directors constitute a majority of the Company’s Board of Directors. In making its determination of independence, the Board applied its categorical standards for director independence and determined that no other material relationships existed between the Company and these directors. A copy of the Company’s categorical standards for director independence is attached as Exhibit A to this proxy statement and is also available by accessing the Company’s website at www.acelimited.com, then clicking on “Investor Information,” followed by “Corporate Governance” and the relevant button under the Corporate Governance listing. The Board also considered the other directorships held by the independent directors and determined that none of these directorships constituted a material relationship with the Company.

Meetings and Committees of the Board of Directors

During the year ended December 31, 2004, there were four regularly scheduled meetings of the Board of Directors, in addition to two telephonic meetings. All directors in office during 2004 attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of which they were a member held during the year ended December 31, 2004.

The Board of Directors has established five standing committees: the Audit Committee, the Compensation Committee, the Nominating & Governance Committee, the Executive Committee and the Finance and Investment Committee.

The Board of Directors has adopted a written charter for each of the foregoing committees. In addition, the Company has adopted corporate governance guidelines covering issues such as executive sessions of the Board of Directors, director qualification standards, including independence, director responsibilities and board self-evaluations. The full text of each charter and the corporate governance guidelines, as well as the Company’s code of conduct, are available on the Company’s website located at www.acelimited.com. The committee charters, the corporate governance guidelines and the code of conduct can be viewed and printed by accessing the website, then clicking on “Investor Information,” followed by “Corporate Governance” and the relevant button under the Corporate Governance listing. In addition, you may request copies of the committee charters, the corporate governance guidelines, the code of conduct and categorical standards for director independence by contacting our investor relations department by:

Telephone	—	(441) 299-9283;
Facsimile	—	(441) 292-8675; or
e-mail	—	investorrelations@ace.bm

A copy of the Audit Committee charter is attached as Exhibit B to this proxy statement.

In addition to regular board meetings, the independent directors meet at regular executive sessions of the board, at which no members of management are present. Pursuant to the Company’s Corporate Governance Guidelines, Robert Hernandez, as the Lead Director, is the presiding director for these executive sessions.

Audit Committee

The Audit Committee is composed entirely of directors who are independent of the Company and its management, as defined by NYSE listing standards. The Board has determined that each member of the Audit Committee is an audit committee financial expert (as that term is defined under 401(h) of Regulation S-K) and that each member satisfies the financial literacy requirements of the NYSE. The Audit Committee provides oversight of the integrity of the Company’s financial statements and financial reporting process, the Company’s compliance with legal and regulatory requirements, the system of internal controls, the audit process, the performance of the Company’s internal auditors and the performance, qualification and independence of the independent accountants. The Audit Committee is comprised of Robert W. Staley (Chairman), Michael G. Atieh, Peter Menikoff, Robert Ripp and Gary M. Stuart. The Audit Committee participated in 26 meetings during the year ended December 31, 2004, some of which were telephonic.

Compensation Committee

The Compensation Committee is composed entirely of directors who are independent of the Company and its management, as defined by the NYSE listing standards. The Compensation Committee has responsibility for determining executive compensation. The Compensation Committee is comprised of Bruce L. Crockett (Chairman), Robert M. Hernandez, John A. Krol, Thomas J. Neff and Dermot F. Smurfit. The Compensation Committee held five meetings during the year ended December 31, 2004.

Nominating & Governance Committee

The Nominating & Governance Committee is composed entirely of directors who are independent of the Company and its management, as defined by the NYSE listing standards. The responsibilities of the Nominating & Governance Committee include identification of individuals qualified to become Board members, recommending director nominees to the Board and developing and recommending corporate governance guidelines. The Nominating & Governance Committee also has responsibility to review and make recommendations to the full Board regarding director compensation. In addition to general corporate governance matters, the Nominating & Governance Committee assists the Board and the Board committees in their self-evaluations. The Nominating & Governance Committee is comprised of Robert M. Hernandez (Chairman), Bruce L. Crockett, John A. Krol, Thomas J. Neff and Dermot F. Smurfit. The Nominating & Governance Committee held four meetings during the year ended December 31, 2004.

Executive Committee

Except as expressly limited by applicable law, by the Company’s Memorandum of Association or Articles or by the Board of Directors and except for matters expressly reserved for another committee of the Board of Directors, the Executive Committee may exercise all the powers and authorities of the Board of Directors between meetings of the full Board of Directors, with its primary focus to act for the full Board when it is not practical to convene meetings of the full Board. The Executive Committee is comprised of Brian Duperreault (Chairman), Bruce L. Crockett, Dominic Frederico, Evan G. Greenberg, Robert M. Hernandez, Peter Menikoff and Robert W. Staley. The Executive Committee did not meet during the year ended December 31, 2004. Mr. Frederico will retire from the Board of Directors and the Executive Committee when his term expires at the Annual General Meeting on May 26, 2005.

Finance and Investment Committee

The Finance and Investment Committee of the Board of Directors oversees management’s investment of the Company’s investible assets. The Finance and Investment Committee also oversees, and makes recommendations to the Board with respect to, the Company’s capital structure and financing arrangements in support of the Company’s annual financial plan. Overall investment guidelines are approved by the Finance and Investment Committee to ensure that appropriate levels of portfolio liquidity, credit quality, diversification, and volatility are maintained. The Finance and Investment Committee is comprised of Peter Menikoff (Chairman), Dominic J. Frederico, Robert Ripp, Walter A. Scott and Gary M. Stuart. The Finance and Investment Committee held five meetings during the year ended December 31, 2004, including one meeting that was limited to outside directors. Messrs. Frederico and Scott will retire from the Board of Directors and the Finance and Investment Committee when their terms expire at the Annual General Meeting on May 26, 2005, at which time Michael G. Atieh will join the Finance and Investment Committee.

Nomination of Directors

The Nominating & Governance Committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Directors. The Nominating & Governance Committee includes a review of the person’s judgment, experience, independence, understanding of the Company’s business or other related industries and such other factors as the Nominating & Governance Committee determines are relevant in light of the needs of the Board of Directors and the Company. The Nominating & Governance Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors.

The Company’s corporate governance guidelines require the Nominating & Governance Committee to review annually the skills and attributes of Board members within the context of the current make-up of the full Board. Board members should have individual backgrounds that when combined provide a portfolio of experience and knowledge that well serve the Company’s governance and strategic needs. Board candidates will be considered on the basis of a range of criteria including broad-based business knowledge and contacts, prominence and sound reputation in their fields as well as a global business perspective and commitment to good corporate citizenship. Directors should be able and prepared to provide wise and thoughtful counsel to top management on the full range of potential issues facing the Company. They should represent all shareholders and not any special interest group or constituency. Directors shall possess the highest personal and professional integrity and commitment to ethical and moral values. Directors must have the time necessary to fully meet their duty of care to the shareholders and be willing to commit to service over the long haul, if called upon.

In accordance with its charter, the Nominating & Governance Committee identifies nominees for directors from various sources. The Company does not generally retain third party consultants to assist in identifying and evaluating potential nominees, although it reserves the right to do so. Thomas Neff, who serves on the Nominating & Corporate Governance Committee of the Company, is the chairman of Spencer Stuart, U.S., an executive search consulting firm. The Company has drawn upon Mr. Neff’s expertise and resources with respect to identifying and evaluating prospective nominees for directors, but has not made any payments with respect to such advice, other than director’s fees to Mr. Neff. The Nominating & Governance Committee will consider a shareholder’s recommendation for director, but the Nominating & Governance Committee has no obligation to recommend such candidates. Assuming that appropriate biographical and background material is provided for candidates recommended by directors, the Nominating & Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria as for candidates recommended by other sources. If a shareholder has a suggestion for candidates for election, it should be mailed to: Secretary, ACE Limited, ACE Global Headquarters, 17 Woodbourne Avenue, Hamilton HM 08 Bermuda. If a shareholder desires to nominate a person for election as director at a shareholders meeting, that person must comply with Article 40 of the Company’s Articles, which requires notice no later than 60 days prior to the anniversary date of the immediately preceding annual general meeting. With respect to the 2006 Annual General Meeting, such written notice must be received on or prior to March 27, 2006. Such notice must describe the nomination in sufficient detail to be summarized on the agenda for the meeting and must set forth:

•	the shareholder’s name as it appears in the Company’s books;

•	a representation that the shareholder is a record holder of the Company’s shares and intends to appear in person or by proxy at the meeting to present such proposal;

•	the class and number of shares beneficially owned by the shareholder;

•	the name and address of any person to be nominated;

•	a description of all arrangements or understanding between the shareholder and each nominee and any other person or persons (naming such person or persons pursuant to which the nomination or nominations are to be made by the shareholder);

•	such other information regarding such nominee proposed by such shareholders as would be required to be included in a proxy statement filed pursuant to the Securities Exchange Commission’s proxy regulations; and

•	the consent of each nominee to serve as a director of the Company, if so elected.

Procedures for Contacting the Board

The Board provides a process for shareholders to send communications to the Board. Shareholders wanting to contact the Board concerning accounting or auditing matters may send an e-mail to the Chairman of the Audit Committee at chmnaudit@ace.bm. Shareholders wanting to contact the Board, including Robert Hernandez, who, as Lead Director, is the presiding director for executive sessions of the Board of Directors, as to other matters may send an e-mail to corpsecy@ace.bm. The Secretary has access to this e-mail address. Alternatively, shareholders may send written communications to the Board c/o Secretary, ACE Global Headquarters, 17 Woodbourne Avenue, Hamilton, Bermuda, HM 08, although mail to Bermuda is not as prompt as e-mail. The Secretary will forward all communications to the Board so received to the Lead Director.

Attendance by Members of the Board of Directors at the Annual General Meeting of Shareholders

While the Company does not have a formal policy regarding Board member attendance at annual general meetings of shareholders, the Company encourages each member of the Board of Directors to attend each annual meeting of shareholders. In practice, the Company schedules a regular Board of Directors meeting on the same day as its annual meeting of shareholders, which facilitates director attendance at the shareholders meeting. All but one director attended the annual general meeting of shareholders held on May 27, 2004.

Director Compensation

Under the ACE Limited 2004 Long-Term Incentive Plan, director compensation, non-management directors receive $150,000 per year for their service as directors. The Company pays 60% of this fee in the form of restricted stock units having a fair market value, based on the value of the Company’s Ordinary Shares, of $90,000. Beginning with the 2004 annual general meeting, these stock units are awarded at the annual general meeting and will vest at the next annual general meeting. The remaining $60,000 of the annual fee to directors are paid in cash quarterly, following the general meeting. Committee chairmen receive committee chair retainers as follows: Audit—$20,000; Compensation—$10,000; and other—$5,000. The Lead Director receives a retainer of $15,000, which is in addition to any retainer received as a committee chairman. All members of the Audit Committee, other than the chairman, receive a premium of $10,000 per year and all members of the Compensation Committee, other than the chairman, $5,000 per year. Directors are not paid fees for attending regular Board or committee meetings, but in extraordinary circumstances requiring many meetings, may be paid an additional $2,000 fee for each special Board or committee meeting attended, at the discretion of the Chairman of the Board and the Lead Director. The premiums for committee chairmanships, Lead Director, Audit or Compensation Committee service and special Board meeting fees is paid quarterly in cash. Directors may elect to receive all of their compensation (other than for special meetings) in the form of stock units issued on an annual basis. Ordinary Shares will be issued for stock units six months after a director’s termination from the Board. Until such Ordinary Shares are issued, the stock units awarded to directors may not be sold or transferred. When the Company pays dividends on its stock, it will issue stock units to directors equivalent in value to the dividend payments that they would have received if they held stock rather than stock units.

In addition to the above described compensation, the Company has a matching contribution program for non-management directors pursuant to which the Company will match director charitable contributions to registered charities, churches or schools up to a maximum of $10,000 per year, with a $5,000 maximum per organization.

Certain Business Relationships

Certain shareholders of the Company and their affiliates, including the employers of or entities otherwise associated with certain directors and officers and their affiliates, have purchased insurance from the Company on terms the Company believes were no more favorable to these insureds than those made available to other customers.

In March 1999, the Company made a $250,000 housing loan to Dominic J. Frederico, who was an executive officer of the Company until the initial public offering of Assured Guaranty Ltd. in April 2004. In January 2001, the Company loaned Mr. Frederico an additional $350,000. The loans bore interest at 4.83% and 5.61%, respectively, being the “Applicable Federal Rate” as determined in accordance with Section 1274(d) of the Internal Revenue Code of 1986, as amended, as of the date of each loan. On each of March 23, 2000 and March 23, 2001, $50,000, plus interest, of the original loan was forgiven. In addition, an aggregate of $100,000, plus interest, of the loans was forgiven in the first quarter of 2002 and an aggregate of $150,000, plus interest, of the loans was forgiven in each of the first quarter of 2003 and the first quarter of 2004. Upon the completion of the Assured Guaranty initial public offering, the balance of these loans, including interest, was forgiven.

The Company made two loans to Brian Dowd in 2002. In May 2002, the Company loaned Mr. Dowd $250,000 in connection with a work transfer from Philadelphia, Pennsylvania to Atlanta, Georgia. Principal on this note is due in annual installments of $50,000, with the final principal payment due on December 1, 2007. Mr. Dowd has received a discretionary bonus of $50,000 in each year in which principal has been due under this loan, which bonus has been offset against such principal payment. Interest on this note accrues at 4.66% per year. Any interest is forgiven on this note as long as Mr. Dowd is an employee of the Company. In July 2002 the Company loaned Mr. Dowd $200,000 also in connection with his job transfer. The proceeds of this loan were for the acquisition of a residence and the Company was granted a mortgage. Principal on this note is due in annual installments of $20,000, with the final principal payment due on December 1, 2012. There is no interest on this note as long as Mr. Dowd is employed by the Company. If Mr. Dowd leaves the Company’s employ for any reason other than death or retirement, or if he ceases to live in the residence, the interest rate will increase to 6% per year. In 2004, Mr. Dowd offset his discretionary bonus of $50,000 against the principal due on the first note and repaid $20,000 in principal on the second note. In addition, the Company forgave an aggregate of $11,650 and $12,623 in interest on these notes in 2003 and 2004, respectively. Since January 1, 2004, the largest amounts outstanding under these notes in the aggregate was $360,000. As of March 31, 2005, $290,000 was outstanding under these notes.

The ACE Foundation is an unconsolidated not-for-profit organization which was established to strengthen the community by utilizing its financial resources to actively address social, educational, and other issues of community concern in Bermuda. It strives to be consistent in its community support by contributing to those charitable organisations that are specifically focused on clearly defined needs and problems. The trustees are principally comprised of management of the Company. The Company annually makes contributions to the ACE Foundation which are in turn used to fund charitable causes in Bermuda. At December 31, 2004 and 2003, the Company maintained a non-interest bearing demand note receivable of $39 million from the ACE Foundation. The ACE Foundation has used the related proceeds to finance investments in Bermuda real estate, some of which have been rented to ACE employees at rates established by independent, professional real estate appraisers. The income generated from the real estate will initially be used to repay the note. However, the primary purpose of purchasing real estate was to pursue a fundamental financial objective of the ACE Foundation, which is to become a self-funding institution. The real estate assets assist the Foundation in its endeavors to meet this goal by producing annual cash income that supports the Foundation’s charitable objectives. Two executive officers, Evan Greenberg and Philip Bancroft, have rented real estate from the ACE Foundation. In 2004, lease payments of $202,046 were made with respect to the property rented by Mr. Greenberg, with lease payments in 2005 currently paid at the rate of $22,000 per month. Mr. Greenberg’s arrangement with the ACE Foundation is currently on a month to month basis, pending finalization of the lease. Lease payments under Mr. Bancroft’s lease with the ACE Foundation are $18,000 per month. Mr. Bancroft’s lease will expire on May 31, 2005, but it is expected that it will be renewed on comparable market terms.

Section 16(a) Beneficial Ownership Reporting Compliance

Executive officers and directors of the Company are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company believes that all directors and executive officers of the Company complied with all filing requirements imposed by Section 16(a) of the Exchange Act on a timely basis during fiscal 2004, except that following their appointment as executive officers, each of Messrs. Schmalzriedt and Dowd was late in filing his Form 3 and his Form 4 reporting option and restricted stock awards made in February 2005 and the withholding of shares to satisfy tax obligations on four dates in February 2005 in connection with the vesting of restricted stock.

BENEFICIAL OWNERSHIP OF ORDINARY SHARES

Directors and Officers

The following table sets forth information, as of March 31, 2005, with respect to the beneficial ownership of Ordinary Shares by Evan Greenberg, the Company’s President and Chief Executive Officer (the Company’s “CEO”), the Company’s other four most highly compensated executive officers for 2004 (the “Named Executive Officers”), each of the Company’s directors and by all directors and executive officers of the Company as a group. Unless otherwise indicated, the named individual has sole voting and investment power over the Ordinary Shares under the column “Ordinary Shares Beneficially Owned.” The Ordinary Shares listed for each director, the CEO and each Named Executive Officer constitute less than one percent of the outstanding Ordinary Shares. The Ordinary Shares beneficially owned by all directors and executive officers as a group constitute approximately 2% of the outstanding Ordinary Shares.

Name of Beneficial Owner	Ordinary Shares Beneficially Owned	Ordinary Shares Subject to Option (1)	Restricted Ordinary Shares
Evan G. Greenberg	96,779	266,667	160,250	(2)
Brian Duperreault (3)	699,467	1,266,666	192,000	(2)
Philip Bancroft	22,047	88,333	58,500	(2)
Gary Schmalzriedt	84,711	174,500	59,000	(2)
Brian E. Dowd	15,216	104,666	56,000	(2)
Michael G. Atieh (4)	22,744	12,666	2,410	(5)
Bruce L. Crockett (4)	14,767	12,666	2,410	(5)
Dominic Frederico	89,306	368,967	2,169	(5)
Robert M. Hernandez (4)	49,169	12,666	2,169	(5)
John A. Krol	5,685	8,938	2,169	(5)
Peter Menikoff (3) (4)	32,404	12,666	3,976	(5)
Thomas J. Neff (4)	16,914	12,666	3,735	(5)
Robert Ripp (4)	20,833	12,666	2,169	(5)
Walter A. Scott (4)	419,108	162,667	2,169	(5)
Dermot F. Smurfit	9,993	12,666	2,169	(5)
Robert W. Staley	21,708	12,666	3,614	(5)
Gary M. Stuart (4)	14,679	12,666	2,169	(5)
All directors & executive officers as a group (19 individuals) (3)	1,722,985	2,750,131	590,700	(2)(5)

(1)	Represents Ordinary Shares which the reporting person has the right to acquire within 60 days of March 31, 2005 pursuant to options.
(2)	The reporting officer has the right to vote (but not dispose of) the Ordinary Shares listed under “Restricted Ordinary Shares.”
(3)	Messrs. Duperreault and Menikoff had shared power to vote and/or dispose of 100 and 10,800, respectively, of the Ordinary Shares listed. The directors and officers have shared power to vote and/or dispose of 10,900, in the aggregate, of the shares listed as owned by the directors and officers as a group.
(4)	The amounts included under “Ordinary Shares Beneficially Owned” include certain Ordinary Shares for which the reporting person has elected to defer receipt. The reporting person has the right to dispose of (but not to vote) such Ordinary Shares.
(5)	Represents restricted Ordinary Share units that will vest on May 26, 2005. As described in “Director Compensation,” Ordinary Shares will be issued for such stock units six months after the director’s termination from the Board. Until such Ordinary Shares are issued, the directors do not have power to vote or dispose of such shares.

Other Beneficial Owners

The following table sets forth information regarding each person known by the Company (including corporate groups) to own of record or beneficially own more than five percent of the Company’s outstanding Ordinary Shares.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
AMVESCAP PLC (1)	14,798,171	5.2%
11 Devonshire Square London EC2M 4YR England
AXA Financial, Inc. (2)	20,085,456	7.1%
1290 Avenue of the Americas New York, New York 10104 U.S.A.
FMR Corp. (3)	23,823,019	8.4%
82 Devonshire Street, Boston, Massachusetts 02109 U.S.A.
Franklin Resources, Inc. (4)	21,717,104	7.6%
One Franklin Parkway San Mateo, CA 94403 U.S.A.
Wellington Management Company, LLP (5)	39,809,227	14.0%
75 State Street Boston, Massachusetts 02109 U.S.A.

(1)	As of December 31, 2004, based on a Schedule 13G filed by AMVESCAP PLC (“AMVESCAP”), a parent holding company for itself and its specified subsidiaries. According to such Schedule 13G, as of December 31, 2004, AMVESCAP and its subsidiaries had the sole power to dispose of 14,798,171 Ordinary Shares and the sole power to vote 14,798,171 Ordinary Shares.
(2)	As of December 31, 2004, based on a Schedule 13G/A filed by AXA Financial, Inc. (“AXA”), a parent holding company, filing jointly on behalf of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle and AXA (collectively, the “AXA Group”). According to such Schedule 13G/A, as of December 31, 2004, the AXA Group have the sole power to dispose of 20,009,531 Ordinary Shares, the shared power to dispose of 75,925 Ordinary Shares, the sole power to vote 8,555,051 Ordinary Shares and the shared power to vote 9,137,800 Ordinary Shares.
(3)	As of December 31, 2004, based on a Schedule 13G/A filed by FMR Corp., a parent holding company for itself and its specified subsidiaries and affiliates (the “FMR Group”). According to such Schedule 13G/A, as of December 31, 2004, the FMR Group had the sole power to dispose of 23,823,019 Ordinary Shares and the sole power to vote 3,506,910 Ordinary Shares.
(4)	As of December 31, 2004, based on a Schedule 13G/A filed by Franklin Resources, Inc. (“FRI”), a parent holding company for itself and its specified subsidiaries and affiliates (collectively, the “FRI Group”). According to such Schedule 13G/A, as of December 31, 2004, the FRI Group had the sole power to dispose of 21,717,104 Ordinary Shares and the sole power to vote 21,363,407 Ordinary Shares.
(5)	As of December 31, 2004, based on the most recent public information available as filed on Schedule 13G by Wellington Management Company, LLP (“Wellington Management”). Wellington Management in its capacity as an investment adviser, may be deemed to have beneficial ownership of 39,809,227 shares of common stock that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class of shares. Wellington Management has shared voting authority over 22,460,943 shares and shared dispositive power over 39,809,227 shares. Wellington Management is a registered investment adviser under the Investment Advisers Act of 1940, as amended.

EXECUTIVE COMPENSATION

The following table sets forth, in summary form, compensation earned by the Company’s CEO and by the Named Executive Officers of the Company for the periods presented.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Annual Compensation			Long-Term Compensation Awards		All Other Compensation (5)
		Salary	Bonus	Other Annual Compensation (1)	Restricted Stock Awards (2)(3)(4)	Securities Underlying Options/SARs (#)(2)
Evan G. Greenberg	2004	$1,000,000	$2,700,000	$324,591	$3,513,920	240,000	$480,000
President and Chief	2003	$975,000	$2,000,000	$297,007	$2,613,600	180,000	$386,250
Executive Officer	2002	$822,684	$1,200,000	$226,301	$1,516,350	250,000	$139,495
ACE Limited

Brian Duperreault	2004	$1,030,000	$1,800,000	$706,250	$2,535,260	84,000	$824,200
Chairman	2003	$1,030,000	$4,000,000	$610,860	$5,227,200	160,000	$454,500
ACE Limited	2002	$992,500	$1,200,000	$385,600	$1,792,050	185,000	$344,943

Philip V. Bancroft	2004	$650,000	$650,000	$259,043	$1,112,000	21,000	$197,250
Chief Financial Officer	2003	$630,000	$625,000	$247,064	$1,001,880	30,000	$203,250
ACE Limited	2002	$600,000	$600,000	$153,603	$689,250	50,000	$95,228

Gary Schmalzriedt	2004	$625,000	$675,000	$605,626	$1,200,960	22,000	$178,866
Chairman and Chief Executive	2003	$580,000	$625,000	$1,176,267	$871,200	52,000	$151,687
Officer, ACE Overseas General	2002	$550,000	$550,000	$831,093	$661,680	48,000	$120,998

Brian E. Dowd	2004	$525,000	$625,000	$20,984	$1,156,480	22,000	$166,010
Chairman and Chief Executive	2003	$500,000	$600,000	$16,989	$871,200	27,000	$132,147
Officer, ACE USA	2002	$425,000	$550,000	$8,099	$620,325	28,000	$85,527

(1)	Other annual compensation for the year ended December 31, 2004 includes housing allowance for Messrs. Greenberg, Duperreault, Bancroft and Schmalzriedt of $214,045, $300,000, $216,000 and $296,600, respectively; personal travel on the Company’s corporate aircraft for Messrs. Greenberg, Duperreault and Bancroft of $68,028, $271,588 and $5,380, respectively; and tax gross-ups for Mr. Schmalzriedt of $290,146.

Other annual compensation for the year ended December 31, 2003 includes commuting and living expenses for Messrs. Greenberg, Duperreault, Bancroft and Schmalzriedt of $234,000, $352,000, $216,000 and $170,468, respectively; personal travel on the Company’s corporate aircraft for Messrs. Greenberg, Duperreault and Schmalzriedt of $17,956, $118,526 and $10,721, respectively; and tax gross-ups for Mr. Schmalzriedt of $859,407.

Other annual compensation for the year ended December 31, 2002 includes commuting and living expenses for Messrs. Greenberg, Duperreault, Bancroft and Schmalzriedt of $177,997, $246,503, $126,000 and $77,236, respectively (effective September 1, 2002, the annual housing allowance for Mr. Duperreault, which is included in commuting and living expenses, increased from $144,000 per year to $300,000 per year); personal travel on the Company’s corporate aircraft for Messrs. Greenberg, Duperreault and Schmalzriedt of $39,211, $79,899 and $3,255, respectively; and tax gross ups for Mr. Schmalzriedt of $717,397.

The incremental cost to the Company of personal use of corporate aircraft is calculated based on the variable operating costs to the Company, including fuel, crew travel, landing/ramp fees, catering, international handling, global data communications and proportional share of lease costs. Amounts for personal use of corporate aircraft by Messrs. Greenberg and Duperreault are included in the table, although the Board of Directors has required them to use company aircraft for all travel whenever practicable for security reasons. The amounts reported reflect a change in valuation methodology from prior years in which the cost of the personal use of company aircraft had been calculated using the IRS formula. The 2003 and 2002 amounts have been re-calculated so that amounts are reported on a consistent basis.

The tax gross-ups for Mr. Schmalzriedt primarily relate to taxes while he was working in the United Kingdom, during which time he had taxes payable in multiple jurisdictions with tax years straddling different calendar years. Amounts shown do not reflect actual taxes paid by Mr. Schmalzriedt. As final tax liabilities are determined, these amounts may be adjusted upwards or downwards to reflect actual tax liabilities.

(2)	The Compensation Committee makes restricted stock and option awards at its February meeting which are intended as compensation for the prior year. Accordingly, this table reports restricted stock and options awards made in February 2005 as 2004 compensation, awards made in February 2004 as compensation for 2003 and awards made at its February 2003 meeting as compensation for 2002.
(3)	As of December 31, 2004, the number and value of restricted Ordinary Shares held by each of the above named executive officers was: Mr. Greenberg—112,500 ($4,809,375), Mr. Duperreault—207,500 ($8,870,625), Mr. Bancroft—45,500 ($1,945,125), Mr. Schmalzriedt—50,750 ($2,169,563) and Mr. Dowd—45,750 ($1,955,813). Such values were determined by multiplying the number of shares by $42.75 (the closing price of the Ordinary Shares on the NYSE on December 31, 2004). The awards made in February 2005 which are listed in the table as 2004 compensation, as described in footnote (2), are not included in totals as of the end of such fiscal year because these shares were not outstanding as of the end of such fiscal year.
(4)	The value of the restricted shares awarded to the individuals with respect to 2004 compensation was determined by multiplying the number of shares awarded by the closing price of the Ordinary Shares on the NYSE on the date of the grant. All such restricted shares were awarded on February 23, 2005, on which date the closing price for Ordinary Shares on the NYSE was $44.48. The value of the restricted shares awarded to the individuals with respect to 2003 compensation was determined by multiplying the number of shares awarded by the closing price of the Ordinary Shares on the NYSE on the date of the grant. All such restricted shares were awarded on February 25, 2004, on which date the closing price for Ordinary Shares on the NYSE was $43.56. The value of the restricted shares awarded to the individuals with respect to 2002 compensation was determined by multiplying the number of shares awarded by the closing price of the Ordinary Shares on the NYSE on the date of the grant. All such restricted shares were awarded on February 27, 2003, on which date the closing price for Ordinary Shares on the NYSE was $27.57. The number of restricted Ordinary Shares awarded to each of the CEO and the Named Executive Officers with respect to each of these fiscal years was:

Name	Fiscal 2004	Fiscal 2003	Fiscal 2002
Evan G. Greenberg	79,000	60,000	55,000
Brian Duperreault	57,000	120,000	65,000
Philip V. Bancroft	25,000	23,000	25,000
Gary Schmalzriedt	27,000	20,000	24,000
Brian E. Dowd	26,000	20,000	22,500

Of the restricted Ordinary Shares granted with respect to fiscal 2004, 23,000 granted to each of Messrs. Greenberg and Duperreault were performance-based restricted shares, with restrictions with respect to one-quarter of such Ordinary Shares lapsing on each of the first, second, third and fourth anniversary date of the awards, but only if the Company achieves growth in book value at least equal to the median growth in book value for the Standard & Poor’s Property-Casualty Insurance Index as measured in one-year performance periods during the four-year vesting period. If a tranche of these performance-based restricted shares does not vest at the first opportunity as a result of the performance target not being met, it may vest in a subsequent year if book value growth is at or above the performance target over a revised performance period. The revised performance period is measured from the start of the year in which the award was first eligible to vest through the end of the subsequent year (or years, if the revised goal is missed). If the required performance target for any tranche of these performance-based restricted shares is not met by the fourth anniversary date of the award, such restricted shares will be forfeited. With respect to all other restricted Ordinary Shares awarded to the CEO and the Named Executive Officers with respect to 2004, 2003 and 2002 compensation, the restrictions with respect to one-quarter of the Ordinary Shares lapse on each of the first, second, third and fourth anniversary of the date of the awards. During the restricted period, the executive officers are entitled to vote the Ordinary Shares and receive dividends.
(5)	All other compensation represents contributions by the Company to defined contribution plans on behalf of the named individuals for the above amounts. The amount for 2004 includes the Company’s discretionary matching contribution for 2004 which has been calculated and is expected to be paid in April 2005. The amounts for 2003 and 2002 include the Company’s discretionary matching contributions for 2003 and 2002 which were paid in April 2004 and April 2003, respectively.

Option Grants Awarded During 2004

The following table sets forth information concerning awards of stock options made to the Company’s CEO and to the Named Executive Officers during the year ended December 31, 2004.

	Number of Options Awarded		Percent of Total Options Awarded to Employees in 2004		Exercise or Base Price ($/Sh)		Expiration Date	Potential Realized Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
Name								5%		10%
Evan G. Greenberg Evan G. Greenberg	80,000 100,000	(1) (2)	3.50 4.37	% %	$ $	43.56 41.50	February 25, 2014 May 27, 2014	$ $	2,191,572 2,609,913	$ $	5,553,874 6,614,031
Brian Duperreault	160,000	(1)	6.99%			$43.56	February 25, 2014		$4,383,144		$11,107,747
Philip V. Bancroft	30,000	(1)	1.31%			$43.56	February 25, 2014		$821,839		$2,082,703
Gary Schmalzriedt Gary Schmalzriedt	27,000 10,000	(1) (3)	1.18 0.44	% %	$ $	43.56 43.56	February 25, 2014 February 25, 2014	$ $	739,656 273,946	$ $	1,874,432 694,234
Brian E. Dowd	27,000	(1)	1.18%			$43.56	February 25, 2014		$739,656		$1,874,432

(1)	Options vest on the first, second and third anniversary of the grant.
(2)	Options vest on May 27, 2009.
(3)	Options vest on February 25, 2007.

2005 Option Grants with Respect to 2004

The following table sets forth information concerning awards of stock options made to the Company’s CEO and to the Named Executive Officers in February 2005, as compensation for the year ended December 31, 2004.

	Number of Options Awarded		Percent of Total Options Awarded to Employees in 2005 with Respect to 2004	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realized Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
Name						5%	10%
Evan G. Greenberg	140,000	(1)	9.10%	$44.48	February 23, 2015	$3,916,253	$9,924,553
Brian Duperreault	84,000	(1)	5.46%	$44.48	February 23, 2015	$2,349,752	$5,954,732
Philip V. Bancroft	21,000	(1)	1.36%	$44.48	February 23, 2015	$587,438	$1,488,683
Gary Schmalzriedt	22,000	(1)	1.43%	$44.48	February 23, 2015	$615,411	$1,559,573
Brian E. Dowd	22,000	(1)	1.43%	$44.48	February 23, 2015	$615,411	$1,559,573

(1)	Options vest on the first, second and third anniversary of the grant.

Aggregated Option Exercises and Fiscal Year-End Option Values

The following table sets forth information concerning option exercises, the number of unexercised stock options outstanding at December 31, 2004, and the value of any unexercised in-the-money stock options outstanding at such time, held by the Company’s CEO and the Named Executive Officers. There were no stock appreciation rights outstanding at December 31, 2004.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#) Exercisable/Unexercisable	Value of Unexercised In- the-Money Options at Fiscal Year-End ($) Exercisable/Unexercisable
Evan G. Greenberg	—	—	192,575/477,425	$1,480,007/$4,091,993
Brian Duperreault	180,000	$5,696,100	1,078,334/598,666	$14,334,486/$3,433,095
Philip V. Bancroft	—	—	61,667/ 63,333	$446,505/$ 505,995
Gary Schmalzriedt	40,000	$969,808	129,500/ 99,000	$982,680/$ 587,460
Brian E. Dowd	42,500	$1,013,048	74,666/107,333	$578,850/$ 283,350

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Company’s Board of Directors has responsibility for determining the compensation of the Company’s executive officers. None of the members of the Compensation Committee is an officer or employee of the Company. No officer or employee of the Company serves on the compensation committee of any company that employs any member of the Compensation Committee.

Employment Agreements

The following is intended to be a summary of the terms of the employment agreements entered into between the Company and the executive officers named below.

Mr. Greenberg is employed by the Company pursuant to an offer letter dated October 29, 2001 that provided for an annual salary of $800,000 per year and a living allowance of $100,000 per year, with an annual discretionary bonus. Effective January 1, 2005, Mr. Greenberg’s base salary, including living allowance, is $1,000,000 per year. Mr. Greenberg was granted a sign-on long-term incentive bonus of 25,000 shares of restricted stock vesting over four years and 100,000 options vesting over three years. The offer letter also provided for customary executive benefits such as participation in the Company’s current benefit plans, a housing allowance, a car loan and allowance and a club membership.

Mr. Duperreault is employed by the Company pursuant to an agreement with Brian Duperreault dated as of October 1, 1994 that provided for a base salary of $550,000 per year, subject to increase. Effective January 1, 2005, Mr. Duperreault’s annual base salary, including living allowance, is $600,000. The agreement also provides for an annual discretionary bonus. Mr. Duperreault is also eligible to participate in the Company’s benefit plans. Pursuant to an Option and Restricted Share Agreement and Plan entered into in connection with Mr. Duperreault’s employment agreement, Mr. Duperreault was awarded 300,000 restricted shares and options to purchase 900,000 Ordinary Shares at $7.542 per Ordinary Share (each as adjusted to give effect to the stock split). All of the aforementioned shares of restricted stock have vested and all of the aforementioned options have been exercised. The agreement also provides Mr. Duperreault with customary executive benefits, including participation in the Company’s retirement plan, the Company’s supplemental executive retirement plan, various insurance plans, reimbursement of housing and certain personal travel expenses and, generally, such other benefit programs as are available to the Company’s other senior executives. The agreement is now subject to automatic one-year renewals unless notice of non-renewal is provided by the Company’s Board of Directors. In addition, if, following a change in control, Mr. Duperreault’s employment is terminated without cause, his salary and benefits will continue for 12 months and he will be entitled to any previously awarded but unpaid bonus and a bonus for any uncompleted fiscal year based upon the bonus for the last completed fiscal year and the number of days in the then current fiscal year in which he was employed. Pursuant to the agreement, Mr. Duperreault has agreed not to engage in any activity in Bermuda or the Cayman Islands for a period of 12 months following termination of his employment with the Company that would compete with any business being conducted by the Company or its subsidiaries, or which was actively being developed by the Company or its subsidiaries during the term of Mr. Duperreault’s employment.

A “change in control” under Mr. Duperreault’s employment agreement is generally deemed to occur when: (i) any person becomes the beneficial owner of 50% or more of the voting stock of the Company; (ii) the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the date of the Agreement; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by three-quarters of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; (iii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (iv) all or substantially all of the assets or business of the Company are disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the

Company, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or (v) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the voting stock of the combined company.

Mr. Bancroft is employed by the Company pursuant to an offer letter dated November 2, 2001 that provided for an annual salary of $600,000 per year, with an annual discretionary bonus. Mr. Bancroft’s current annual base salary is $650,000 per year. Mr. Bancroft was granted a sign-on long-term incentive bonus of 15,000 shares of restricted stock vesting over four years and 45,000 options vesting over three years. The offer letter also provided for customary executive benefits such as participation in the Company’s current benefit plans, a housing allowance, a car loan and allowance and a club membership. In addition, the Company has entered into a severance agreement with Mr. Bancroft which provides severance benefits to Mr. Bancroft in the event that (i) the Company involuntarily terminates Mr. Bancroft’s employment for other than cause, death or disability, (ii) Mr. Bancroft resigns voluntary due to a significant reduction in his responsibilities, compensation or a Company required relocation, (iii) a change in control occurs and Mr. Bancroft’s employment is involuntarily or voluntarily terminated as described above within 6 months prior or 24 months after the change in control, or (iv) Mr. Bancroft’s employment is involuntarily or voluntarily terminated as described above during a threatened change in control. Under these circumstances, Mr. Bancroft will be entitled to receive his current salary, and to participate in Company benefit plans, for 24 months. Restricted stock and options held by Mr. Bancroft at the time of such termination will continue to vest in accordance with the vesting schedule of the plan under which the award was made for 24 months following termination of employment, unless Mr. Bancroft commences new employment prior to the end of the 24 month period, in which case continued vesting shall cease on the date of his new employment. If tax counsel determines that the benefits under the severance agreement are excess parachute payments under the Internal Revenue Code generating excise tax liability, in some circumstances the benefits payable to Mr. Bancroft under the severance agreement will be reduced. Mr. Bancroft has agreed that while he is employed at the Company and for two years following his termination of employment, he will not attempt to induce any officer, employee, customer or client of the Company to terminate its association with the Company. If he breaches this agreement, the compensation and benefits to him shall cease.

A “change in control” under Mr. Bancroft’s employment and severance agreements is generally deemed to occur when: (i) any person becomes the beneficial owner of 50% or more of the outstanding shares of the Company or 50% or more of the voting securities of the Company; (ii) the shareholders of the Company approve (and governmental consent is obtained, if necessary, for) a reorganization, merger, consolidation, compete liquidation, or dissolution of the Company, the sale or disposition of all or substantially all of the assets of the Company or any similar corporate transaction (unless the shareholders immediately prior to such transaction continue to represent at least 50% of the outstanding common stock of the Company or the surviving entity or parent or affiliate immediately after such transaction); or (iii) a majority of the Board consists of persons other than directors in office on the effective date of the agreement (such directors being the Incumbent Board); provided that any person becoming a director after the effective date of the agreement whose election or nomination was approved by at least a majority of the Incumbent Board shall be considered to be part of the Incumbent Board. A resignation with “good reason” under these employment agreements means a resignation due to: (i) a significant reduction of the employee’s responsibilities, title or status resulting from a formal change in such title or status or from the assignment to the employee of any duties inconsistent with his title, duties or responsibilities; or (ii) a reduction in the employee’s compensation or benefits.

Mr. Dowd is employed by the Company pursuant to an agreement dated as of May 22, 1995 that provided for a base salary of $115,000 per year. Effective January 1, 2005, Mr. Dowd’s annual base salary is $575,000. Mr. Dowd is eligible to receive an annual performance incentive award in an amount determined by the Compensation Committee. Pursuant to the employment agreement, Mr. Dowd received a $15,000 moving allowance when he joined the Company and was reimbursed for moving expenses. The agreement also provided for the grant of 15,000 options (as adjusted to give effect to the stock split), all of which have now vested and have been exercised. The agreement provides Mr. Dowd with customary employee benefits, including participation in retirement and insurance plans and reimbursement of certain travel and entertainment expenses, a club membership, tax preparation assistance and indemnification under the Company’s Articles. The agreement is now subject to automatic one-year renewals unless notice of non-renewal is provided by the Company. If Mr. Dowd is terminated by the Company without cause, his base salary will be continued for 24 months, with coverage under employee benefit plans generally continuing for the same period. In addition, Mr. Dowd would receive any incentive bonus for a completed year which has not yet been paid. Mr. Dowd had agreed to certain non-competition provisions for 24 months following the termination of his employment. Mr. Dowd has also agreed not to disclose any confidential information.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the “Committee”) is comprised entirely of independent, non-management directors. The Committee oversees the development and implementation of the Company’s compensation policy. The Compensation Committee sets the compensation for the Chief Executive Officer and the Chairman and makes recommendations with respect to the compensation of the other executive officers of the Company. The goal of the Committee is to achieve fair compensation for the individuals and to enhance shareholder value by continuing to closely align the financial rewards of management with those of the Company’s shareholders.

The Company’s compensation program is structured to support the human resource requirements of its business. The Company seeks to attract and retain qualified executives who are honest, creative, motivated and dedicated. With respect to its executive officers, the Company competes with property and casualty insurers, specialty insurers, and financial companies worldwide, although primarily with companies based in North America. The Committee is aware of the unique circumstances which relate to the attraction and retention of superior executives in Bermuda, and attempts to create and administer a compensation program to achieve that result, while at the same time implementing integrated compensation principles for its employees worldwide that also reflect local market requirements.

Each executive’s total compensation is generally comprised of three components: salary, annual incentive compensation awards and long-term incentive compensation awards. The mix of an officer’s total compensation is generally based upon the level of the officer’s position, with more senior officers receiving a greater percentage of their total compensation in the form of incentive compensation awards such as bonuses, restricted stock and options, and a lesser percentage in the form of fixed annual salary.

The Committee reviews salary and incentive compensation awards annually for competitiveness and fairness. The Committee determines compensation by reference to compensation levels for comparable positions at comparable companies, as well as relative performance. The Committee targets salary to be positioned at the median of its peer group. Actual salary may be above or below such level based on individual evaluations. The Committee uses combined short-term and long-term incentive compensation to provide the opportunity for employees of the Company to receive total direct compensation (i.e. the combination of base salary plus short and long-term incentives) that approximates the 75th percentile of the peer group if they consistently demonstrate exceptional performance, if their business unit exceeds its targets and if the Company demonstrates exceptional performance on an overall basis. Total cash compensation may be above or below such level based on individual performance, including each executive’s contribution to the advancement of long-term corporate goals, and business unit and overall corporate performance during the prior fiscal year, including the Company’s competitive position.

The Committee uses cash bonuses as an annual incentive compensation tool. The bonus component of annual compensation provides a timely link between recent Company performance and compensation, allowing the Committee to adjust annual compensation to reflect the Company’s financial performance as well as the performance of individual executives.

In creating compensation packages based on 2004 performance, the Committee reviewed both the Company’s achievements and challenges in 2004. The Committee noted the growth in property and casualty premiums, investment income and book value and the successful public offering of Assured Guaranty, while at the same time taking into account the fourth quarter charge to the Company’s asbestos and environmental reserves, losses from the record natural catastrophes incurred during 2004 and the industry-wide investigation. The Committee compared the compensation of its executives to the compensation of executives at other companies within the Company’s competitive peer group. The Committee also considered total returns to shareholders in the context of the returns achieved by the Standard & Poor’s Property-Casualty Insurance Index, noting that the Company has outperformed this index over the past five years, as shown on the “Performance Graph” which appears later in this proxy statement. Beginning this year, the Committee has adopted a corporate, enterprise-wide performance factor in the determination of approved incentive pools. For each operating unit, the available pool will be based on a blend of overall Company performance and operating unit performance, with Company performance weighted at 25% and the specific operating unit performance weighted at 75%. In assessing operating unit performance, the Committee relies on several performance indicators, including combined ratio, after tax operating income and growth. The Committee evaluates these various factors in light of market conditions for the operating unit, performance relative to established goals, and other relevant information pertaining to the overall context of the unit’s performance.

The Company’s Chief Executive Officer makes recommendations for the compensation of each senior executive officer, other than himself. The Committee reviews these recommendations and the relevant data and then approves or disapproves, as appropriate, the compensation package for each senior executive. The Committee meets separately to evaluate the performance of the Company’s Chief Executive Officer and executive Chairman of the Board and to determine their compensation.

The Company hired Mercer Human Resources Consulting, an independent consulting firm which is a subsidiary of Marsh & McLennan Companies, Inc., as it has in previous years, to assist the Committee by accumulating compensation and performance data from a peer group of companies that the Company considers comparable to it. In addition, the Committee directly retained Frederic W. Cook & Co., Inc., also an independent consulting firm, to assist it with respect to the compensation of the Chief Executive Officer, the executive Chairman of the Board, other executive officers and advise the Committee regarding executive compensation practices in general.

The Company has established long-term incentive plans which use equity awards to create incentives for employees to enhance the long-term value of the Company and its competitive position. An additional goal of the long-term incentive plans is to increase officer ownership of Company shares, thereby aligning executives’ interests with long-term shareholder interests by making equity an important component of compensation packages. The Company has established stock ownership guidelines for its officers. The guidelines set stock ownership goals as a multiple of salary, ranging from stock ownership equal in value to annual salary for vice president positions, to four times salary for senior executive officers and seven times salary for the chief executive officer. Newly promoted officers and new hires have five years to comply with these ownership guidelines. Equity awards under the Company’s long-term incentive plans provide a mechanism to help Company officers achieve the targeted ownership levels.

While the Company’s long-term incentive plans provide for a range of types of awards, the Committee has generally made awards in the form of stock options and/or restricted stock. Starting with 2003 compensation, the Committee shifted the pay mix of employees, including senior executives, to place greater weight on restricted shares and less on stock options to better align their interests with those of the shareholders and reduce future dilution as compared to conventional stock options. The Committee believes that restricted stock awards, particularly those with delayed vesting, are crucial in helping to retain high caliber executives in a competitive labor market. By providing an immediate equity stake in the Company upon the date of the grant, restricted stock enables the Company to provide incentives to achieve its long-term incentive goals using a smaller number of shares than are needed to provide similar value to its employees through options. The Committee has also instituted performance criteria for a portion of the restricted stock awards granted to the Chief Executive Officer and the Chairman to tie such awards to specified performance targets. The Committee has continued to make options a part of the Company’s long-term compensation package because the Committee believes that options are a valuable incentive tool, providing compensation only if stock price increases.

Under U.S. income tax rules, Section 162(m) of the Internal Revenue Code limits the deductibility of annual compensation in excess of $1 million paid to the Company’s Chief Executive Officer and any of the four other highest paid officers. However, compensation is exempt from this limit if it qualifies as “performance based compensation.” Performance based compensation generally includes only payments that are contingent on achievement of performance objectives, and excludes fixed or guaranteed payments. The limit has no direct application to the Company, because the Company is not subject to U.S. income taxes. However, if a U.S. subsidiary has an employee who is among the five most highly compensated officers, that subsidiary’s deduction will be subject to this limit.

Although the Compensation Committee will consider deductibility under Section 162(m) with respect to the compensation arrangements for executive officers who may be employed by subsidiaries subject to U.S. income tax, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since Company objectives may not always be consistent with the requirements for full deductibility, the Company and subsidiaries may enter into compensation arrangements under which payments would not be deductible under Section 162(m).

In determining Mr. Greenberg’s and Mr. Duperreault’s annual and long-term incentive awards and adjustment to salary, the Committee reviewed, among other things, data gathered by Mercer Human Resources Consulting on the compensation of the Company’s peer group and the Company’s financial performance and return provided to shareholders relative to those companies and received guidance from Frederic W. Cook & Co., Inc. In particular, this year the Committee took into account the success of the transition of the chief executive officer responsibilities to Mr. Greenberg and Mr. Greenberg’s demonstration of leadership, the Company’s operational strengths, the benefits from the public offering of Assured Guaranty stock, and the progress the Company has been making with Sarbanes-Oxley requirements relating to the assessment of internal controls. The Committee also considered the challenges presented by the level of catastrophic losses in 2004, the fourth quarter charge for the asbestos and environmental reserve and the industry wide investigation.

The Committee believes that Mr. Greenberg made important contributions to the Company’s long-term financial strength in his new role as Chief Executive Officer and that he will play a critical role in the Company’s future earning power. The Committee therefore felt it was appropriate to award long-term compensation to Mr. Greenberg at the higher end of the range of prior year comparable compensation based on data provided by the Company’s compensation consultants. The Committee also recognizes the value that Mr. Duperreault provided to the Company in the smooth transition of chief executive officer responsibilities and the contributions that Mr. Duperreault made, and continues to make, as Chairman of the Company. Rewarding this performance, but acknowledging that his responsibilities were reduced when he ceased serving as the Company’s chief executive officer, the Committee awarded long-term compensation to Mr. Duperreault to reflect his new role in the Company.

The Committee awarded Mr. Greenberg 79,000 shares of restricted stock in February 2005, as compensation for 2004, compared to 60,000 shares of restricted stock for the previous year. The restricted stock award was divided into two components, with 56,000 restricted shares subject to traditional vesting over four years and with 23,000 subject to the satisfaction of specified performance criteria to be met over the four year vesting period. The Committee also awarded Mr. Greenberg 140,000 options in February 2005, as compensation for 2004 as compared to 80,000 options as compensation for 2003. In addition, on his succession to Chief Executive Officer in May 2004, the Committee also awarded Mr. Greenberg 100,000 options that vest in five years to reflect his new responsibilities and to further increase his financial incentive to build shareholder value.

The Committee maintained Mr. Greenberg’s annual salary at $1,000,000 for the 2005 fiscal year.

The Committee believes that providing variable compensation in the form of bonuses is an important tool to reward an individual based on performance on a year-to-year basis, while providing an attractive compensation package designed to encourage retention of a valuable employee. The Committee awarded a $2,700,000 bonus for 2004 to Mr. Greenberg, compared to $2,000,000 in the previous year, in recognition of his contributions to the Company’s performance.

Reflecting the fact that Mr. Duperreault’s responsibilities to the Company have decreased by virtue of the fact that he is no longer Chief Executive Officer of the Company, the Committee generally reduced Mr. Duperreault’s compensation in line with his new role. For example, the Committee awarded Mr. Duperreault 57,000 shares of restricted stock in February 2005, as compensation for 2004, compared to 120,000 shares of restricted stock for the previous year. The restricted stock award was divided into two components, with 34,000 restricted shares subject to traditional vesting over four years and with 23,000 subject to the satisfaction of specified performance criteria to be met over the four year vesting period. The Committee also awarded Mr. Duperreault 84,000 options in February 2005, as compensation for 2004 as compared to 160,000 options as compensation for 2003. The Committee reduced Mr. Duperreault’s annual salary to $600,000 for the 2005 fiscal year from $1,030,000 for the 2004 fiscal year to reflect the fact that he is no longer serving as chief executive officer. The Committee awarded Mr. Duperreault a $1,800,000 bonus for 2004, compared to $4,000,000 in the previous year, in recognition of his contributions to the Company’s performance.

The foregoing report has been approved by all members of the Committee.

Bruce L. Crockett, Chairman

Robert M. Hernandez

John A. Krol

Thomas J. Neff

Dermot F. Smurfit

AUDIT COMMITTEE REPORT

The Audit Committee consists of five members of the Board of Directors, each of whom is independent of the Company and its management, within the meaning of the New York Stock Exchange listing standards, and has been determined by the Board of Directors to be financially literate, as contemplated by the NYSE listing standards, and an “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission.

The Audit Committee operates under a written charter approved by the Board of Directors, a copy of which is attached as Exhibit B to this year’s Proxy Statement and is available on the Company’s website. As more fully described in the charter, the primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of the Company’s financial statements and financial reporting process, the system of internal controls, the audit process, the performance of the Company’s internal auditors and the performance, qualification and independence of the Company’s independent auditors, PricewaterhouseCoopers LLP (“PwC”).

The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. Pursuant to the rules and regulations of the Securities and Exchange Commission, internal control over financial reporting is a process designed by, or under the supervision of the Company’s Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with generally accepted accounting principles. At December 31, 2004, management has evaluated the effectiveness of the Company’s internal control over financial reporting based on the criteria for effective internal control over financial reporting established in “Internal Control-Integrated Framework,” issued by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission. Based on this evaluation, management concluded that the Company’s internal control over financial reporting is effective as of December 31, 2004. The Company’s management also prepares the Company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and is responsible for the financial reporting process that generates these statements. The Company’s independent auditors audit the Company’s year-end financial statements and review interim financial statements. PwC audited the consolidated financial statements of the Company included in the annual report on Form 10-K and has issued an attestation report on management’s assessment of the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2004. This report expresses unqualified opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004. The Audit Committee, on behalf of the Board of Directors, monitors and reviews these processes, acting in an oversight capacity relying on the information provided to it and on the representations made to it by the Company’s management, the independent auditors and other advisors.

The Audit Committee participated in 26 meetings in 2004, some of which were telephonic. Four meetings were held in conjunction with regularly scheduled board meetings. At each of these four meetings, the Audit Committee met with management, the internal auditors to review, among other matters, the overall scope and plans for the internal audits and the results of such audits, the Company’s independent auditors to review, among other matters, the overall scope and plans for the independent audits, the results of such audits and critical accounting estimates and policies, internal and external independent actuaries to review, among other things, the Company’s loss reserves, the Company’s General Counsel to review, among other things, compliance with the Company’s conflict of interest and ethics policies and the Company’s code of conduct, and the Enterprise Risk Officer to review, among other matters, risk accumulation information. Also at each of these meetings, the Audit Committee met in executive session (i.e., without management present) with representatives of the Company’s independent auditor and also with the Company’s Chief Internal Audit Officer, in each case to discuss the results of their examinations and their evaluations of the Company’s internal controls and overall financial reporting. The Audit Committee also regularly met in separate executive sessions with the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel and Enterprise Risk Officer. Specific meetings, or portions thereof, were set aside for ongoing training of Audit Committee members. At the regularly scheduled February meeting and subsequent conference call in early March the annual financial statements including Management’s Discussion and Analysis were reviewed and discussed with management and the independent auditors.

In addition to the Sarbanes-Oxley discussions conducted at the regularly scheduled quarterly meetings noted above, the Audit Committee met three times with management and PwC to discuss the status of Sarbanes-Oxley implementation and received regular reports from the Company’s Chief Financial Officer and Chief Compliance Officer and external consultants. In connection with this work, the Company engaged Ernst & Young LLP (“E&Y”) and others to assist in implementing the documentation and remediation provisions of Sarbanes-Oxley and incurred professional fees of approximately $6.4 million in 2003 and $.7 million in 2004. None of these firms are the Company’s auditors.

The Audit Committee also had four telephonic meetings with management and the Company’s independent auditors at which the Company’s quarterly financial statements were reviewed in advance of their public release. The committee also had a meeting in 2004 devoted to understanding important matters relevant to insurance loss reserving and internal control assessment.

The Company has received subpoenas from the office of the New York Attorney General (the “NYAG”) and from other state attorneys general in connection with investigations of certain insurance industry practices (“AG Investigations”). On October 14, 2004, the NYAG filed a civil suit against Marsh & McLennan Companies Inc. (“Marsh”), alleging that certain Marsh business practices were fraudulent and violated antitrust and securities laws. The Company was not named as a defendant in the suit, although the Company was named as one of four insurance companies whose employees participated in the practices in question. The Company is conducting its own internal investigation that encompasses the subjects raised by the NYAG and other state attorneys general. The Company’s external counsel conducting the internal investigation reports to management and directly to the Audit Committee. To advise it in connection with these matters, the Audit Committee has retained special outside counsel. The Audit Committee has had 14 meetings with external and special counsel, 11 of these have been telephonic, in order to receive and discuss reports and updates on the internal investigation and to provide direction and guidance for such investigation.

The Audit Committee has reviewed and discussed the Company’s December 31, 2004 audited consolidated financial statements with management and with the Company’s independent auditors.

The Audit Committee has also discussed with PwC all the matters required to be discussed by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61 (“Communication with Audit Committees”). These discussions included (a) the auditor’s judgments about the quality, not just the acceptability, of the Company’s accounting principles as applied in its financial reporting, (b) methods used to account for significant unusual transactions, (c) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus, (d) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates and (e) disagreements with management over the application of accounting principles, of which there were none, the basis for management’s accounting estimates, and disclosures in the financial statements. The Audit Committee also reviewed all other material written communications between PwC and management.

The Audit Committee has also discussed with PwC their independence from the Company and management, including a review of audit and non-audit fees, and has reviewed in that context the written disclosures and the communication required by Independence Standard’s Board Standard No. 1 (“Independence Discussions with Audit Committees”).

Based on the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit Committee by the Company’s management, its internal auditors and its independent auditors, the Audit Committee recommended to the Board of Directors that the December 31, 2004 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K.

The foregoing report has been approved by all members of the Audit Committee.

Robert W. Staley, Chairman

Michael G. Atieh

Peter Menikoff

Robert Ripp

Gary M. Stuart

PERFORMANCE GRAPH

Set forth below is a line graph comparing the dollar change in the cumulative total shareholder return on the Company’s Ordinary Shares from September 30, 1999 through December 31, 2004 as compared to the cumulative total return of the Standard & Poor’s 500 Stock Index and the cumulative total return of the Standard & Poor’s Property-Casualty Insurance Index. The chart depicts the value on December 31, 2000, December 31, 2001, December 31, 2002, December 31, 2003 and December 31, 2004 of a $100 investment made on September 30, 1999, with all dividends reinvested.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Item B on Proxy Card)

The appointment of independent auditors is approved annually by the Audit Committee. The Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee has authorized the engagement of PricewaterhouseCoopers LLP as the Company’s independent auditors for the year ending December 31, 2004. The Company has had a working association with PricewaterhouseCoopers LLP (and its predecessor Coopers & Lybrand LLP) since 1985; PricewaterhouseCoopers LLP (and its predecessor Coopers & Lybrand LLP) has had the responsibility for examining the consolidated financial statements of the Company and its subsidiaries since 1985.

Representatives of PricewaterhouseCoopers LLP will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

Independent Auditor Fee Information

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP (PwC) for the audit of the Company’s annual consolidated financial statements for 2004 and 2003, and fees for other services rendered by PwC for fiscal years 2004 and 2003:

	2004	2003
	(in thousands)
Audit fees (1)	$17,994	$8,994
Audit-related fees (2)	1,941	5,533
Tax (3)	1,516	1,061
All other fees (4)	$27	$248

The fees in the table above include “out-of-pocket” expenses incurred by PwC and billed to ACE in connection with these services of $684 for 2004 and $780 for 2003.

(1)	Audit fees for the years ended December 31, 2004 and 2003 were for professional services rendered in connection with: the audits of the consolidated financial statements of the Company; the statutory and GAAP audits of various subsidiaries; and, $132 and $202 in 2004 and 2003, respectively, for comfort letters and consents issued in connection with registration statements filed by the Company. The increase in audit fees from 2003 to 2004 relates primarily to $7,800 of fees for the audit of internal control over financial reporting, which is a new audit requirement in 2004 mandated by the Sarbanes–Oxley Act.

(2)	Audit-related fees for the years ended December 31, 2004 and 2003 were for professional services rendered in connection with audits of employee benefit plans ($90 and $136, respectively), review procedures in connection with the executive compensation disclosure in this proxy statement ($40 in 2003), services in connection with the public offering of Assured Guaranty ($594 in 2004 and $1,513 in 2003), due diligence reviews ($187 in 2004), Internal Control Reviews under SAS 70 ($423 in 2004), Accounting and tax advice on structuring transactions ($117 in 2004) and services performed in connection with Sarbanes-Oxley implementation, other than remediation ($530 in 2004 and $3,844 in 2003).

(3)	Tax fees for the years ended December 31, 2004 and 2003 were for professional services rendered in connection with tax compliance ($584 in 2004) and tax planning ($932 in 2004).

(4)	All other fees for the years ended December 31, 2004 and 2003 were for professional services and expenses rendered in connection with internal audit training and assessment ($27 in 2004), regulatory compliance services in the U.S. and Canada ($161 in 2003), financial planning for executives ($38 in 2003) and information technology security penetration testing ($49 in 2003).

Pre-Approval Policy of Audit and Non-Audit Services

The Audit Committee has adopted the following policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent auditor PwC. The Audit Committee reviewed at its May 2004 meeting the audit and non-audit services and budgeted fees for the 2004 audit. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the auditor’s independence. Prior to engagement of the independent auditor for the next year’s audit, management will submit a list of services and related fees expected to be rendered during that year to the Committee for approval. The Committee will pre-approve the budgeted amount of fees within each of the categories and requires management and the auditor to report actual fees versus the budget periodically throughout the year by category of service. The provision of any significant additional audit fees in excess of the budgeted amount and/or any excess related to non-audit fees over the budgeted amount must be pre-approved by either the Audit Committee chairman or the entire Audit Committee. All of the fees described above were pre-approved by the Audit Committee pursuant to its pre-approval policies and procedures.

All non-audit services were reviewed with the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

If you wish to submit a proposal to be considered for inclusion in the proxy material for the next annual meeting, please send it to the Secretary, ACE Limited, ACE Global Headquarters, 17 Woodbourne Avenue, Hamilton HM 08 Bermuda. Under the rules of the Securities and Exchange Commission, proposals must be received no later than December 27, 2005 and otherwise comply with the requirements of the U.S. Securities and Exchange Commission to be eligible for inclusion in the Company’s 2006 Annual General Meeting proxy statement and form of proxy.

The Company’s Articles provide that if a shareholder desires to submit a proposal for consideration at an annual general meeting, or to nominate persons for election as directors, written notice of such shareholder’s intent to make such a proposal or nomination must be given and received by the Secretary of the Company at the principal executive offices of the Company no later than 60 days prior to the anniversary date of the immediately preceding annual general meeting. With respect to the 2006 Annual General Meeting, such written notice must be received on or prior to March 27, 2006. The notice must meet the requirements set forth in the Company’s Articles. Under the circumstances described in, and upon compliance with, Rule 14a-4(c) under the Exchange Act, management proxies would be allowed to use their discretionary voting authority to vote on any proposal with respect to which the foregoing requirements have been met.

SOLICITATION OF PROXIES

The cost of solicitation of proxies will be borne by the Company. Solicitation will be made by mail, and may be made by directors, officers and employees, personally or by telephone or facsimile. Proxy cards and materials also will be distributed to beneficial owners of Ordinary Shares through brokers, custodians, nominees and other parties, and the Company expects to reimburse such parties for their charges and expenses. Georgeson Shareholder has been retained to assist the Company in the solicitation of proxies at a fee estimated not to exceed $8,000, plus out-of-pocket expenses.

OTHER MATTERS

The Board of Directors of the Company does not know of any matters which may be presented at the Annual General Meeting other than those specifically set forth in the Notice of Annual General Meeting. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors,

Brian Duperreault

Chairman

EXHIBIT A

CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

NOVEMBER 2004

I.    Introduction

To be considered independent, a director of the Company must meet all of the following Categorical Standards for Director Independence. In addition, a director who is a member of the Company’s Audit Committee must meet the heightened criteria set forth below in Section IV to be considered independent for the purposes of membership on the Audit Committee. These categorical standards may be amended from time to time by the Company’s Board of Directors.

Directors who do not meet these categorical standards for independence can also make valuable contributions to the Company and its Board of Directors by reason of their knowledge and experience.

In addition to meeting the standards set forth below, a director will not be considered independent unless the Board of Directors of the Company affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making its determination, the Board of Directors shall broadly consider all relevant facts and circumstances. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. For this purpose, the Board does not need to reconsider relationships of the type described in Section III below if such relationships do not bar a determination of independence in accordance with Section III below.

II.  Definitions

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When considering the application of the three year period referred to in each of paragraphs III.1 through III.5 below, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

The “Company” includes any subsidiary in its consolidated group.

III.  Standards for Directors

The following standards have been established to determine whether a director of the Company is independent:

1.	A director is not independent if the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer[1], of the Company. Employment as an interim Chairman or CEO or other executive officer shall not disqualify a director from being considered independent following that employment.

(1)	For purposes of this paragraph III, the term “executive officer” has the same meaning specified for the term “officer” in Rule 16(a)-1(f) under the Securities Exchange Act of 1934. Rule 16a-1(f) defines “officer” as a company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the company. Officers of the company’s parent(s) or subsidiaries shall be deemed officers of the company if they perform such policy-making functions for the company.

2.	A director is not independent if the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or CEO or other executive officer need not be considered in determining independence under this test. Compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) need not be considered in determining independence under this test.

3.	A director is not independent if: (A) the director or an immediate family member is a current partner of a firm that is the company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

4.	A director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

5.	A director is not independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.[2]

6.	Being a director, executive officer or employee, or having an immediate family member who is a director, executive officer or employee, of a company that purchases insurance, reinsurance or other services or products from the Company, by itself, does not bar a determination that the director is independent if the payments made to the Company for such products or services do not exceed the threshold set forth in paragraph III.5 above.

IV.  Standards for Audit Committee Members

In addition to satisfying the criteria set forth in Section III above, directors who are members of the Company’s Audit Committee will not be considered independent for purposes of membership on the Audit Committee unless they satisfy the following criteria:

1.	A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any subsidiary thereof, provided that, unless the rules of the New York Stock Exchange provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service).

(2)	In applying this test, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; the Company need not consider former employment of the director or immediate family member. Contributions to tax exempt organizations shall not be considered “payments” for purposes of this test, provided, however, that the Company shall disclose in its annual proxy statement any such contributions made by the Company to any tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year from the Company to the organization exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues.

2.	A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors or any other Board committee, be an affiliated person of the Company or any subsidiary thereof.

3.	If an Audit Committee member simultaneously serves on the audit committees of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee.

EXHIBIT B

ACE LIMITED

AUDIT COMMITTEE CHARTER

NOVEMBER 2004

1.  PURPOSE OF THE AUDIT COMMITTEE

(a) The committee was established by the Board to assist the Board in its oversight of the integrity of the Company’s financial statements and financial reporting process, the Company’s compliance with legal and regulatory requirements, the system of internal controls, the audit process, the performance of the Company’s internal auditors and the performance, qualification and independence of the Company’s independent auditors.

(b) The committee shall prepare the report required by the rules of the U.S. Securities and Exchange Commission to be included in the Company’s annual proxy statement.

(c) The Company’s independent auditors shall have ultimate accountability to the committee and the Board.

2.  AUTHORITY OF THE AUDIT COMMITTEE

(a) The committee shall have the sole authority to appoint, subject to ratification by the Company’s shareholders, or nominate, subject to approval by the Company’s shareholders, and dismiss the Company’s independent auditors. The committee shall consult with the Board regarding any such decision.

(b) The committee shall have the sole authority to approve audit engagement fees and terms as well as any significant non-audit relationship with the Company’s independent auditors.

(c) The Company’s chief internal audit officer and vice president-enterprise risk shall have reporting authority to the committee.

(d) The committee shall have the authority to retain special legal, accounting or other consultants to advise and assist the committee.

(e) The committee may request any other director, officer or employee of the Company or the Company’s outside counsel, independent auditor or outside actuaries to attend a meeting of the committee or to meet with any members of, or consultants to, the committee.

(f) The committee may form and delegate authority to subcommittees when appropriate.

(g) The committee shall receive appropriate funding, as determined by the committee, from the Company for payment of (i) compensation to the independent auditor employed by the Company for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for the Company, (ii) compensation to any special legal, accounting or other consultants employed by the committee and (iii) ordinary administrative expenses of the committee that are necessary or appropriate in carrying out its duties.

3.  AUDIT COMMITTEE COMPOSITION

(a) The committee shall consist of at least three directors, including a chairman, each selected from the Board, upon the recommendation of the Nominating & Governance Committee. Any committee member may be removed upon the recommendation of the Nominating & Governance Committee. Members of the committee shall disclose to the Board whether or not they are members of the audit committee of any other public companies. If a member of the committee simultaneously serves on the audit committees of more than three public companies, the Board shall determine if such simultaneous service would impair the ability of such prospective member to effectively serve on the committee.

(b) Director’s fees (including equity-based awards), including fees for serving on committees of the Board, shall be the only compensation members of the committee may receive directly or indirectly from or on behalf of the Company.

(c) Each member of the committee shall have no relationship to the Company that may interfere with the exercise of their independence from management and the Company and shall otherwise satisfy the applicable membership requirements under the rules of the New York Stock Exchange and the Securities and Exchange Commission, as such requirements are interpreted by the Board in its business judgment.

(d) Each member of the committee shall have such level of experience and expertise in accounting, financial and related matters, as determined by the Board in its business judgment, as shall enable him or her to effectively fulfill his or her duties as a member of the committee and to comply with applicable U.S. Securities and Exchange Commission and New York Stock Exchange rules, in each case as such rules are interpreted by the Board in its business judgment. At least one member of the committee shall have the attributes of an “audit committee financial expert” (as defined by the U.S. Securities and Exchange Commission) as determined by the Board.

(e) The Company shall provide appropriate orientation for new members of the committee, and ongoing continuing education programs for existing members, covering, among other things, the Company’s business, organizational and management structure, results of operations and financial condition, including critical accounting policies, budgets and forecasts and corporate governance. Members of the committee are encouraged, but not required, to periodically pursue or obtain, at the Company’s expense, appropriate programs, sessions or materials as to the responsibilities of members of audit committees of publicly-traded companies.

4.  DUTIES AND RESPONSIBILITIES OF THE AUDIT COMMITTEE

(a) General

(i) The committee shall meet at such intervals as it determines, but not less frequently than quarterly.

(ii) If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist.

(iii) Meet regularly with the chief executive officer, the chief financial officer, the general counsel, the chief internal audit officer and the independent auditors in separate executive sessions.

(iv) Perform other oversight functions as requested by the full Board.

(v) Review policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

(b) Internal Controls and Internal Audit

(i) Review the adequacy of the Company’s internal control structure.

(ii) Review the proposed activities, organizational structure and qualifications of the internal audit function.

(iii) Review the appointment and replacement of the chief internal audit officer.

(iv) Receive and review a report from the chief internal audit officer on the results of internal audits and follow-up on completed internal audits.

(v) Review any proposed public disclosures regarding an assessment or evaluation of the Company’s internal controls and procedures for financial reporting every quarter.

(c) Independent Audit and Independent Auditors

(i) Appoint, subject to ratification by the Company’s shareholders, and terminate the Company’s independent auditors. The committee shall consult with the Company’s Board regarding any such decision.

(ii) Review and approve the independent auditors’ proposed audit scope, approach, staffing and fees.

(iii) Pre-approve all audit and, unless applicable law permits otherwise, permitted non-audit services to be performed by the independent auditors subject to such procedures as may be established by the committee.

(iv) At least annually, obtain and review a report by the Company’s independent auditors describing the firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

(v) Receive on a periodic basis, not less frequently than annually, from the independent auditors a formal written statement delineating all relationships between the independent auditors and the Company, including each non-audit service provided to the Company.

(vi) Actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors.

(vii) Evaluate together with the Board the qualifications, performance and independence of the independent auditors, including the lead engagement partner, and, if required by applicable law or regulation, or otherwise so determined by the committee, replace the independent auditors or lead engagement partner or the partner responsible for reviewing the audit.

(viii) Take appropriate action, including recommending that the Board take appropriate action, as necessary, in response to the independent auditors’ report to satisfy itself of the independent auditors’ independence.

(ix) Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

(x) Receive and review with management any management letter provided by the independent auditors and the Company’s response to that letter; review with the independent auditors any problems or difficulties the auditors may have encountered and any disagreements with management.

(xi) Review and approve hiring policies for employees or former employees of the independent auditors.

(d) Loss Reserves

(i) Receive and review periodically, but not less than annually, a report of the Company’s chief actuary on the Company’s loss and loss expense reserves, including any reports of outside actuaries.

(e) Financial Statement Review

(i) Review and discuss with management and the independent auditors, the Company’s annual audited financial statements and Management’s Discussion and Analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

(ii) Review and discuss with management and the independent auditors, the Company’s quarterly financial statements, Management’s Discussion and Analysis and the results of the independent auditor’s review of the quarterly financial statements

(iii) Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

(iv) Discuss with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles (which shall be communicated to the committee by the Company’s chief financial officer as soon as reasonably practicable), the selection and disclosure of critical accounting estimates, and the effect of alternative assumptions, estimates or accounting principles on the Company’s financial statements.

(v) Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

(f) Compliance Matters

(i) Review the Company’s policies and procedures regarding compliance with the Company’s Code of Conduct.

(ii) Obtain reports from management regarding compliance with the Company’s Code of Conduct and any known or reported conflicts of interest.

(iii) Review reports and disclosures of insider and affiliated party transactions to be provided periodically, and not less often than annually, by the Company’s general counsel.

(iv) Review with the Company’s counsel legal and regulatory matters.

(v) Review and approve procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

(g) Other

(i) The committee shall have such other duties, responsibilities and authorities as the Board may from time to time delegate.

(ii) The committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

(iii) The committee shall annually review its own performance.

5.  REPORTING RESPONSIBILITIES

(a) The committee shall keep a record of its proceedings.

(b) The committee shall report to the Board.

ACE LIMITED ACE Global Headquarters 17 Woodbourne Avenue Hamilton HM 08 Bermuda

PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Evan Greenberg, Philip Bancroft and Robert Cusumano as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the Ordinary Shares of ACE Limited which the undersigned is entitled to vote at the Annual General Meeting to be held on May 26, 2005 or any adjournment thereof.

(Continued on Reverse)

Address Change/Comments (Mark the corresponding box on the reverse side)

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You can now access your Ace Limited account online.

Access your ACE Limited shareholder/stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for ACE Limited, now makes it easy and convenient to get current information on your shareholder account.

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This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

If no direction is made, this proxy will be voted for (A) the appointment of Evan G. Greenberg and John A. Krol as directors of ACE Limited to serve three-year terms to expire at the Annual General Meeting in 2008 and (B) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2005.

A. Election of Directors

For Withheld Exceptions

For Election to Term Expiring in 2008: 01 Evan G. Greenberg 02 John A. Krol.

To vote your shares for all Director nominees, mark the “For” box. To withhold voting for all nominees, mark the “Withheld” box. If you do not wish your shares voted “For” a particular nominee, mark the “Exceptions” box and enter the name(s) of the exception(s) in the space provided.

B. Ratification of the Appointment of PricewaterhouseCoopers LLP as the independent audtors of ACE Limited for the fiscal year ending December 31, 2005.

For Against Abstain

In their discretion, the Proxies are authorized to vote upon such other further business, if any, as lawfully may be brought before the meeting.

Dated:            , 2005

Signature

Signature if held jointly

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.

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